Exhibit 99.1

January  29, 2016

Franklin Financial Declares First Quarter Dividend

(Chambersburg, PA)  The Board of Directors of Franklin Financial Services Corporation declared a $0.19 per share regular cash dividend for the first quarter of 2016, matching the regular quarterly cash dividend paid in the fourth quarter of 2015. This compares to a $0.17 per share regular cash dividend for the first quarter of 2015, representing an 11.8% increase.

The regular quarterly cash dividend will be paid on February 24, 2016 to shareholders of record at the close of business on February 5, 2016.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.